Exhibit 10.3

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (together with the attached Exhibit A (the “Business Terms Exhibit”) and Exhibit B (the “Data Privacy Exhibit”), the “Agreement”), is effective as of April 9, 2026 (the “Effective Date”) by and between Korro Bio, Inc., a Delaware corporation with a principal business address at 60 First Street, 2nd Floor, Suite 250, Cambridge, MA 02141 (“Korro”), and Rachel Meyers, Ph.D. with an address at [Address omitted] (“Consultant”). Korro desires to have the benefit of Consultant’s knowledge and experience, and Consultant desires to provide services to Korro, all as provided in this Agreement.

1.
Services. Korro retains Consultant, and Consultant agrees to provide, consulting and advisory services to Korro as Korro may from time to time reasonably request and as specified in the Business Terms Exhibit (the “Consulting Services”). Any changes to the Consulting Services (and any related compensation adjustments) must be agreed to in writing between Consultant and Korro prior to implementation of the changes.
2.
Compensation. As full consideration for Consulting Services provided under this Agreement, Korro agrees to pay Consultant and reimburse expenses as described in the Business Terms Exhibit.
3.
Performance. Consultant agrees to provide the Consulting Services to Korro, or to its designee, in accordance with all applicable laws and regulations, the highest professional standards, and applicable policies and procedures of Korro, including Korro’s insider trading policy, a copy of which is attached as Exhibit C (“Insider Trading Policy”). Consultant will sign the Insider Trading Policy to affirm review and compliance with its terms and conditions. Consultant represents and warrants that Consultant has not been, and is not under consideration to be (a) debarred from providing services pursuant to Section 306 of the United States Federal Food Drug and Cosmetic Act, 21 U.S.C. § 335a; (b) excluded, debarred or suspended from, or otherwise ineligible to participate in, any federal or state health care program or federal procurement or non-procurement programs (as that term is defined in 42 U.S.C. § 1320a-7b(f)); (c) disqualified by any government or regulatory agencies from performing specific services, and is not subject to a pending disqualification proceeding; or (d) convicted of a criminal offense related to the provision of health care items or services, or under investigation or subject to any such action that is pending.
4.
Compliance with Obligations to Third Parties. Consultant represents and warrants to Korro that the terms of this Agreement and Consultant’s performance of Consulting Services do not and will not conflict with any of Consultant’s obligations to any third parties. Consultant agrees not to use any trade secrets or other confidential information of any other person, firm, corporation, institution or other third party in connection with any of the Consulting Services. If Consultant is an employee of another company or institution, Consultant represents and warrants that Consultant is permitted to enter into this Agreement pursuant to such company’s or institution’s policies concerning professional consulting, additional workload and/or assignment of rights to intellectual property arising from Consulting Services to Korro or a third party. Further, if Consultant is an employee of a nonprofit college, hospital, university or other nonprofit research institution and to the extent Consultant is subject to any policy of such nonprofit college, hospital, university or other nonprofit research institution that requires approval of agreements governing external consulting services, Consultant further represents that such approval has been given and warrants that such approval will be obtained prior to entering into any amendment to this Agreement requiring such approval. Consultant agrees not to make any use of any funds, space, personnel, facilities, equipment or other resources of a third party in performing the Consulting Services, nor take any other action that

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would result in a third party asserting ownership of, or other rights in, any Work Product (defined in Section 5), unless agreed upon in writing in advance by Korro.
5.
Work Product. Consultant will promptly and fully disclose in confidence to Korro all inventions, discoveries, improvements, ideas, concepts, designs, processes, formulations, products, computer programs, works of authorship, databases, mask works, trade secrets, know-how, information, data, documentation, reports, research, creations and other products arising from or made in the performance of (solely or jointly with others) the Consulting Services (whether or not patentable or subject to copyright or trade secret protection) (collectively, the “Work Product”). Consultant assigns and agrees to assign to Korro all rights in the United States and throughout the world to Work Product. Consultant will keep and maintain adequate and current written records of all Work Product, and such records will be available to and remain the sole property of Korro at all times. For purposes of the copyright laws of the United States, Work Product will constitute “works made for hire,” except to the extent such Work Product cannot by law be “works made for hire”. Consultant represents and warrants that Consultant has and will have the right to transfer and assign to Korro ownership of all Work Product. Consultant will execute all documents, and take any and all actions needed, all without further consideration, in order to confirm Korro’s rights as outlined above. In the event that Consultant should fail or refuse to execute such documents within a reasonable time, Consultant appoints Korro as attorney to execute and deliver any such documents on Consultant’s behalf.
6.
Confidentiality.
6.1
Definition. “Confidential Information” means (a) any non-public scientific, technical, business or financial information or trade secrets in whatever form (written, oral or visual) that is furnished or made available to Consultant by or on behalf of Korro; (b) all information contained in or comprised of Korro Materials (defined in Section 7); and (c) all Work Product. Confidential Information is, and will remain, the sole property of Korro.
6.2
Obligations. During the Term (as defined in Section 11) and for a period of five (5) years thereafter, Consultant agrees to (a) hold in confidence all Confidential Information, and not disclose Confidential Information without the prior written consent of Korro; (b) use Confidential Information solely in connection with the Consulting Services; (c) treat Confidential Information with no less than a reasonable degree of care; (d) reproduce Confidential Information solely to the extent necessary to provide the Consulting Services, with all such reproductions being considered Confidential Information; and (e) notify Korro of any unauthorized disclosure of Confidential Information promptly upon becoming aware of such disclosure. Notwithstanding the foregoing, the non-disclosure and non-use obligations imposed by this Agreement with respect to trade secrets included in the Confidential Information will continue for as long as Korro continues to treat such Confidential Information as a trade secret. If Consultant is required by a governmental authority or by order of a court of competent jurisdiction to disclose any Confidential Information, Consultant will give Korro prompt written notice thereof and Consultant will take all reasonable and lawful actions to avoid or minimize the degree of such disclosure. Consultant will cooperate reasonably with Korro in any efforts to seek a protective order.
6.3
Exceptions. Consultant’s obligations of non-disclosure and non-use under this Agreement will not apply to any portion of Confidential Information that Consultant can demonstrate, by competent proof:

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(a)
is generally known to the public at the time of disclosure or becomes generally known through no wrongful act on the part of Consultant;
(b)
is in Consultant’s possession at the time of disclosure other than as a result of Consultant’s breach of any legal obligation;
(c)
becomes known to Consultant on a non-confidential basis through disclosure by sources other than Korro having the legal right to disclose such Confidential Information; or
(d)
is independently developed by Consultant without reference to or reliance upon Confidential Information.
6.4
Defend Trade Secrets Act. Korro provides notice to Consultant that pursuant to the United States Defend Trade Secrets Act of 2016, an individual:
(a)
will not be held criminally or civilly liable under any United States federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and
(b)
who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order.

In addition, this Agreement does not prohibit Consultant from participating in or cooperating with any government investigation or proceeding, nor does this Agreement restrict Consultant from disclosing Confidential Information to government agencies in a reasonable manner when permitted by applicable state or federal “whistleblower” or other laws.

6.5
Personal Identifiable Information.
(a)
In General. Notwithstanding anything to the contrary in this Section 6, to the extent that Consultant may, during or as a result of rendering Consulting Services, have access to any information that could be used to identify an individual (“Personal Identifiable Information”), (i) Consultant will not disclose to any third party nor use such Personal Identifiable Information other than to provide the Consulting Services and as long as such disclosure and use is in compliance with applicable law; and (ii) such restrictions on the disclosure and use of Personal Identifiable Information will remain in place for as long as such restrictions are required under applicable law.
(b)
Data Protection.
(i)
Definitions. The “EU GDPR” means the General Data Protection Regulation (EU) 2016/679. The “UK GDPR” means the General Data

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Protection Regulation (EU) 2016/679 of the European Parliament and of the Council of 27th April 2016 as it forms part of the law of England and Wales, Scotland and Northern Ireland by virtue of section 3 of the European Union (Withdrawal) Act 2018 and as amended by the Data Protection, Privacy and Electronic Communications (EU Exit) Regulations 2019. The EU GDPR and the UK GDPR are collectively referred to in this Agreement as the “GDPR”.
(ii)
Obligations. Without limiting the generality of Section 6.5(a), to the extent Consultant may, during or as a result of rendering Consulting Services, have access to Personal Data protected by the GDPR, the terms set forth in the Data Privacy Exhibit (Exhibit B) will apply in addition to the other terms and conditions of this Agreement.
7.
Korro Materials. All documents, data, records, materials, compounds, apparatus, equipment and other physical property furnished or made available by or on behalf of Korro to Consultant in connection with this Agreement (“Korro Materials”) are and will remain the sole property of Korro. Consultant will use Korro Materials only as necessary to perform the Consulting Services and will not transfer or make available to any third party the Korro Materials without the express prior written consent of Korro. Consultant will return to Korro any and all Korro Materials upon request.
8.
Non-Competition During Provision of Consulting Services. While Consultant is providing Consulting Services to Korro, Consultant will not, personally or through any entity with which Consultant may be associated, provide any advice or other services to assist any other individual or entity with regard to any activities comprising research, development, manufacture, regulatory approval or commercialization of a pharmaceutical product or diagnostic that is or may reasonably be expected to be directly competitive with any product or diagnostic that is the subject of research, development, manufacture, application for regulatory approval or commercialization by Korro, including any products involving gene-edited therapeutics, prophylactics, and/or diagnostics.
9.
Non-Solicitation. While Consultant is performing the Consulting Services for Korro and for a period of one (1) year after the termination or expiration of this Agreement, Consultant will not directly or indirectly, either alone or in association with others, (a) solicit, divert or take away, or attempt to divert or take away, the business or patronage of any of the clients, customers, or business partners of Korro that were contacted, solicited, or served by Consultant or Korro during the Term; (b) solicit, induce or attempt to induce, any employee or independent contractor of Korro to terminate his or her employment or other engagement with Korro; or (c) hire, or recruit or attempt to hire, or engage or attempt to engage as an independent contractor, any person who was employed or otherwise engaged by Korro at any time during the Term. Consultant expressly agrees that the covenants set out in Sections 8 and 9 are reasonable, necessary and enforceable to protect Korro’s Confidential Information, Work Product, Korro Materials, goodwill, and other legitimate business interests.
10.
Publication; Publicity. Consultant may not publish or refer to Work Product, in whole or in part, without the prior express written consent of Korro. Consultant will not use the name, logo, trade name, service mark, or trademark, or any simulation, abbreviation, or adaptation of same, or the name of Korro or any of its affiliates for publicity, promotion, or other uses without Korro’s prior written consent.

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11.
Expiration/Termination. The term of this Agreement will commence on the Effective Date and expire at the end of the period specified in the “Term” Section of the Business Terms Exhibit, unless sooner terminated pursuant to the provisions of this Section 11 or extended by mutual written agreement of the parties (the “Term”). Korro may terminate this Agreement at any time with or without cause upon not less than ten (10) days’ prior written notice to Consultant. Consultant may terminate this Agreement at any time with or without cause upon not less than sixty (60) days’ prior written notice to Korro. Any expiration or termination of this Agreement shall be without prejudice to any obligation of either party that has accrued prior to the effective date of expiration or termination. Upon expiration or termination of this Agreement, neither Consultant nor Korro will have any further obligations under this Agreement, except that (a) Consultant will terminate all Consulting Services in progress in an orderly manner as soon as practicable and in accordance with a schedule agreed to by Korro, unless Korro specifies in the notice of termination that Consulting Services in progress should be completed; (b) Consultant will deliver to Korro all Work Product made through expiration or termination; (c) Korro will pay Consultant any monies due and owing Consultant, up to the time of termination or expiration, for Consulting Services properly performed and all authorized expenses actually incurred; (d) Consultant will immediately return to Korro all Korro Materials and other Confidential Information and copies thereof provided to Consultant under this Agreement; and (e) the terms, conditions and obligations under Sections 2, 3, 4, 5, 6, 7, 8, 9, 10, 11 and 12 and the Data Privacy Exhibit will survive expiration or termination of this Agreement.
12.
Miscellaneous.
12.1
Independent Contractor. The parties understand and agree that Consultant is an independent contractor and not an agent or employee of Korro. Consultant has no authority to obligate Korro by contract or otherwise. Consultant will not be eligible for any employee benefits of Korro and expressly waives any rights to any employee benefits. Except as otherwise required by law, Consultant will bear sole responsibility for paying and reporting Consultant’s own applicable federal and state income taxes, social security taxes, unemployment insurance, workers’ compensation, and health or disability insurance, retirement benefits, and other welfare or pension benefits, if any, and indemnifies and holds Korro harmless from and against any liability with respect to such taxes, benefits and other matters.
12.2
Use of Name. Consultant consents to the use by Korro of Consultant’s name on its website, in press releases, company brochures, offering documents, presentations, reports or other documents in printed or electronic form, and any documents filed with or submitted to any governmental or regulatory agency or any securities exchange or listing entity; provided, that such materials or presentations accurately describe the nature of Consultant’s relationship with or contribution to Korro.
12.3
Entire Agreement. This Agreement contains the entire agreement of the parties with regard to its subject matter and supersedes all prior or contemporaneous written or oral representations, agreements and understandings between the parties relating to that subject matter. This Agreement may be changed only by a writing signed by Consultant and an authorized representative of Korro.
12.4
Certain Disclosures and Transparency. Consultant acknowledges that Korro and its affiliates are required to abide by federal and state disclosure laws and certain transparency policies governing their activities including providing reports to the government and to the public concerning financial or other relationships with healthcare providers. If applicable,

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Consultant agrees that Korro and its affiliates may, in their sole discretion, disclose information about this Agreement and about Consultant’s Consulting Services including those relating to healthcare providers and any compensation paid to healthcare providers pursuant to this Agreement. Consultant agrees to promptly supply information reasonably requested by Korro for disclosure purposes. To the extent that Consultant is independently obligated to disclose specific information concerning the Consulting Services relating to healthcare providers and compensation paid to healthcare providers pursuant to this Agreement, Consultant will make timely and accurate required disclosures.
12.5
Assignment and Binding Effect. The Consulting Services to be provided by Consultant are personal in nature. Consultant may not assign or transfer this Agreement or assign, transfer or subcontract any of Consultant’s rights or obligations under this Agreement. Korro may transfer or assign this Agreement, in whole or in part, without the prior written consent of Consultant. Any purported assignment or transfer in violation of this Section is void. This Agreement will be binding upon and inure to the benefit of the parties and their respective legal representatives, heirs, successors and permitted assigns.
12.6
Notices. All notices required or permitted under this Agreement must be in writing and must be given by directing the notice to the address for the receiving party set forth in this Agreement or at such other address as the receiving party may specify in writing under this procedure. Notices to Korro will be marked “Attention: Legal Department”, with a copy (which shall not constitute notice) to Legal@Korrobio.com. All notices must be given (a) by personal delivery, with receipt acknowledged; (b) by prepaid certified or registered mail, return receipt requested; or (c) by prepaid recognized next business day delivery service. Notices will be effective upon receipt or at a later date stated in the notice.
12.7
Governing Law. This Agreement and any disputes relating to or arising out of this Agreement will be governed by, construed, and interpreted in accordance with the internal laws of the Commonwealth of Massachusetts, without regard to any choice of law principle that would require the application of the law of another jurisdiction. The parties agree to submit to the exclusive jurisdiction of the state and federal courts located in the Commonwealth of Massachusetts, and waive any defense of inconvenient forum to the maintenance of any action or proceeding in such courts.
12.8
Severability; Reformation. Each provision in this Agreement is independent and severable from the others, and no provision will be rendered unenforceable because any other provision is found by a proper authority to be invalid or unenforceable in whole or in part. If any provision of this Agreement is found by such an authority to be invalid or unenforceable in whole or in part, such provision shall be changed and interpreted so as to best accomplish the objectives of such unenforceable or invalid provision and the intent of the parties, within the limits of applicable law.
12.9
No Strict Construction; Headings. This Agreement has been prepared jointly and will not be strictly construed against either party. The Section headings are included solely for convenience of reference and will not control or affect the meaning or interpretation of any of the provisions of this Agreement.
12.10
Waivers. Any delay in enforcing a party’s rights under this Agreement, or any waiver as to a particular default or other matter, will not constitute a waiver of such party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express

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written waiver relating to a particular matter for a particular period of time signed by Consultant and an authorized representative of the waiving party, as applicable.
12.11
Remedies. Consultant agrees that (a) Korro may be irreparably injured by a breach of this Agreement by Consultant; (b) money damages would not be an adequate remedy for any such breach; (c) as a remedy for any such breach Korro will be entitled to seek equitable relief, including injunctive relief and specific performance, without being required by Consultant to post a bond; and (d) such remedy will not be the exclusive remedy for any breach of this Agreement.
12.12
Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. A (a) portable document format (“.pdf”) copy of this Agreement or a counterpart that includes the signature pages; or (b) copy of this Agreement or a counterpart that includes the signature pages and that was executed using a recognized electronic signature service (e.g., DocuSign) will each be deemed an original.

[Signature page follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

KORRO BIO, INC. By: Name: Title:	Rachel Meyers, Ph.D. By: Name: Title:

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EXHIBIT A

BUSINESS TERMS EXHIBIT No. 1

THIS BUSINESS TERMS EXHIBIT NO. 1, effective as of April 9, 2026 (the “Business Terms Exhibit”) is by and between Korro Bio, Inc. (“Korro”) and Rachel Meyers, Ph.D. (“Consultant”), and upon execution will be made a part of and incorporated into the Consulting Agreement between Korro and Consultant dated April 9, 2026 (the “Agreement”). This Business Terms Exhibit is governed by the terms of the Agreement. Korro and Consultant hereby agree as follows:

13.
Consulting Services:

Consultant will provide the following Consulting Services to Korro:

Consultant will provide science and technology advisory services to Korro.

Consultant will provide Consulting Services on a schedule and at a location or locations indicated above or as otherwise mutually agreed between Consultant and Korro. In addition, Consultant will be available for a reasonable number of telephone and/or written consultations.

14.
Compensation:

Fees: Korro will pay Consultant a total of $2,000 per quarter for the Consulting Services. For any partial quarter during the Term of this Agreement, Korro will pay Consultant on a pro-rated basis.

The compensation to be paid under this Agreement has been determined through good faith and arms-length bargaining to be the fair market value of the Consulting Services to be rendered, and no amount paid or reimbursed under this Agreement is intended to be, nor shall it be construed as, an offer or payment made, whether directly or indirectly, to induce the referral of patients, the purchase, lease or order of any Korro product or service, or the recommending or arranging for the purchase, lease or order of any Korro product or service.

Expenses: Korro will reimburse Consultant for any pre-approved expenses actually incurred by Consultant in connection with the provision of Consulting Services. Requests for reimbursement will be in a form reasonably acceptable to Korro, will include supporting documentation and will accompany Consultant’s invoices.

Invoicing: No later than the last day of each calendar month, Consultant will invoice Korro for expenses related to Consulting Services incurred during the preceding month. Invoices should reference this Agreement and should be submitted to Korro to the attention of: Accounts Payable (ap@korrobio.com). Invoices will contain such detail as Korro may reasonably require and will be payable in U.S. Dollars. Undisputed payments will be made by Korro within forty-five (45) days after Korro’s receipt of Consultant’s invoice, request for reimbursement and all supporting documentation.

15.
Term:

This Agreement will continue from the Effective Date, unless and until terminated by either party in accordance with Section 11 of this Agreement. Notwithstanding the foregoing, this Agreement will terminate automatically, without any action by either party and without prejudice to any obligation that has accrued prior to such termination, on the date that Consultant ceases for any

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reason to serve as a member of Korro’s Board of Directors, including by reason of resignation, removal, failure to be re-elected, death, incapacity, or any other circumstance.

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